FOR MORE INFORMATION:  Michael R. Cox
Phone   765.497.5829
mcox@BASInc.com

Bioanalytical Systems, Inc. Reports Financial Results through Nine Months of Fiscal 2009

WEST LAFAYETTE, Ind., August 10, 2009—  Bioanalytical Systems, Inc. (Nasdaq: BASI) today reported financial results for the third quarter and nine months of fiscal 2009, ended June 30, 2009.

 Revenue decreased 29.0% in the third quarter of fiscal 2009 to $8.1 million compared to revenue of $11.4 million from continuing operations for the same period in fiscal 2008. Service revenue declined 33.0% to $6.1 million and Products revenue declined 16.7% to $2.0 million. The net loss for the third quarter was $632,000, or $0.13 per basic and diluted share, compared to net income from continuing operations of $407,000, or $0.08 per basic and diluted share, for the third quarter of fiscal 2008.   Included in the net loss for the current year was an impairment charge of $472,000 eliminating the goodwill of the Company’s UK subsidiary.

Revenue decreased 27.9% in the first nine months of fiscal 2009 to $23.3 million compared to revenue of $32.3 million from continuing operations for the same period in fiscal 2008. Service revenue declined 32.1% and Products revenue declined 12.3% from the first nine months of the prior fiscal year. The net loss for the nine months was $4,047,000, or $0.82 per basic and diluted share, compared to net income from continuing operations of $1,426,000, or $0.29 per basic and diluted share for the comparable period in fiscal 2008.

The Company discontinued its Phase I clinical trials business in June 2008.  The net loss from discontinued operations in the nine months of the prior fiscal year was $1.8 million, or $0.37 per basic and diluted share.  This resulted in a net loss from all operations for the nine months ended June 30, 2008 of $406,000, or $0.08 per basic and diluted share.

Although revenues were less than in the comparable period of the prior fiscal year, revenues for the current fiscal quarter ended June 30, 2009 were the highest of the three quarters to date in the current fiscal year.  This increase is the result of increased proposal opportunities and contract acceptances. Operating costs in the third quarter decreased from the prior two quarters of the current fiscal year.  Compared to the second fiscal quarter when additional costs were incurred in staff reductions, these costs have decreased 28% in the current quarter.  EBITDA (Earnings Before Interest Taxes Depreciation and Amortization)1  for the third quarter was positive for the first time during the current fiscal year.

The Company also negotiated a Fourth Amendment to the Amended and Restated Credit Agreement with National City Bank on July 17, 2009.  This Amendment waived the covenant breaches from the current fiscal year and established new calculations and requirements for the financial covenants through December 31, 2009.  This mirrors the amendment with Regions Bank previously executed in which covenant breaches were waived and new calculations established for the covenant requirements through December 31, 2009.

Michael Cox, Chief Financial Officer, stated, “The results of our third fiscal quarter cause us to be guardedly optimistic.  While our customers have not returned to the spending levels we saw before the recession, we are seeing increased business activity in our markets.  With our fixed expenses greatly reduced since last year, our operating cash flow has improved and was positive in the recent quarter which enabled us to amend our banking arrangements.  We continue to focus our efforts on dealing with these unusual times.”

About Bioanalytical Systems, Inc.
BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development companies and medical research organizations. The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.BASInc.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties changes in the market and demand for our products and services,  the development, marketing and sales of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.

[TURN THE PAGE FOR CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS]

1 EBITDA is commonly used to analyze companies on the basis of operating performance, leverage and liquidity.  EBITDA is not intended to represent cash flows for the periods presented, nor should it be viewed as an alternative to operating income or as an indicator of operating performance, and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States.  Companies calculate EBITDA differently and, therefore, EBITDA as calculated by the Company may not be comparable to EBITDA reported by other companies.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)
(in thousands, except  per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2009	2008	2009	2008
Service revenue	$6,113	$9,068	$17,423	$25,653
Product revenue	2,008	2,379	5,841	6,660
Total revenue	8,121	11,447	23,264	32,313

Cost of service revenue	5,212	6,240	15,777	17,348
Cost of product revenue	774	891	2,433	2,604
Total cost of revenue	5,986	7,131	18,210	19,952

Gross profit	2,135	4,316	5,054	12,361
Operating expenses:
Selling	734	975	2,569	2,641
Research and development	174	212	592	583
General and administrative	1,325	1,952	5,765	5,631
Impairment loss	472	—	472	—
Total operating expenses	2,705	3,139	9,398	8,855

Operating income (loss)	(571)	1,177	(4,344)	3,506

Interest expense	(228)	(251)	(870)	(702)
Other income	—	1	3	34
Income (loss) from continuing operations before income taxes	(799)	927	(5,211)	2,838

Income taxes (benefit)	(167)	520	(1,164)	1,412
Net income (loss) from continuing operations	$(632)	$407	$(4,047)	$1,426

Discontinued Operations
Loss from discontinued operations before income taxes	$—	$(829)	$—	$(2,760)
Loss on disposal	—	(431)	—	(431)
Tax benefit	—	599	—	1,359
Net loss from discontinued operations	$—	$(661)	$—	$(1,832)

Net loss	$(632)	$(254)	$(4,047)	$(406)

Basic net income (loss) per share:
Net income(loss) per share from continuing operations	$(0.13)	$0.08	$(0.82)	$0.29
Net loss per share from discontinued operations	—	(0.13)	—	(0.37)
Basic net loss per share	$(0.13)	$(0.05)	$(0.82)	$(0.08)
Diluted net income (loss) per share:
Net income (loss) per share from continuing operations	$(0.13)	$0.08	$(0.82)	$0.29
Net loss per share from discontinued operations	—	(0.13)	—	(0.37)
Diluted net loss per share	$(0.13)	$(0.05)	$(0.82)	$(0.08)

Weighted common shares outstanding:
Basic	4,915	4,914	4,915	4,913
Diluted	4,915	4,939	4,915	4,979

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